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                                                                    EXHIBIT 99.1

For Immediate Release                                  Contact:  Jack Clegg, CEO
                                                                 484-947-2000

                   NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES
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                                FUNDING PROPOSALS
                                -----------------

West Chester, PA, January 20, 2003 -- Nobel Learning Communities, Inc. (NASDAQ:NLCI), announced that they have received two proposed term sheets to infuse capital into the Company in the amounts of $25,000,000 and $15,000,000 and are expecting additional proposals. Both proposals are being reviewed and negotiated and neither is legally binding at this time. Both proposals request a material change in the Board of Directors and some possible management changes.

Jack Clegg, Chairman/CEO of NLCI, stated that a capital infusion at these levels would truly be the necessary stimulus required to restart NLCI's growth strategy, reduce senior debt, and begin to take advantage of opportunities in the industry that the recession has created.

     Nobel Learning Communities, Inc. operates 179 schools in 15 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

     Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, the acceptance of newly developed and converted schools and the possibility that the merger may not be consummated in accordance with the terms of the Merger Agreement. Other risks and uncertainties are discussed in NLCI's filings with the SEC.

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